Exhibit 4.41

October 26, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Agria Corporation

We have read the statements made by Agria Corporation in Item 16F of this Form 20-F regarding the change in auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made in Item 16F of this Form 20-F.

Very truly yours,

/s/ GHP Horwath, P.C.

Denver, Colorado